EXHIBIT 99.5
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AT THE TRUST
Joel L. Teglia                    Investor Relations
Executive Vice President and      L.G. Schafran - Chairman and
Chief Financial Officer           Interim CEO/President
630-218-7250                      630-218-7250
jteglia@banyanreit.com            ir@banyanreit.com


FOR IMMEDIATE RELEASE
MONDAY, MARCH 25, 2002



                 BANYAN STRATEGIC REALTY TRUST REPORTS
                 FOURTH QUARTER AND YEAR 2001 RESULTS


CHICAGO - MARCH 25, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that for the quarter ended December 31, 2001 its Net Assets in Liquidation decreased by approximately $1.9 million, from approximately $14.3 million at September 30, 2001 to approximately $12.4 million at December 31, 2001. The decrease was due primarily to a $2.7 million provision for asset impairment, which was offset by the receipt of $1.0 million of forfeited earnest money. The provision for asset impairment represents the write down in net carrying value of the Trust's Riverport property in Louisville, Kentucky to reflect the February 20, 2002 contract price. The $1.0 million of earnest money was forfeited by Denholtz Management Corp. after its December 3, 2001 decision not to purchase Banyan's University Square Business Center property in Huntsville, Alabama.

Also contributing to the decrease in Net Assets in Liquidation was an operating loss of $0.2 million, depreciation expense of $0.3 million and minority interest of $0.1 million. This decrease was offset by $0.1 million of interest income on cash and cash equivalents and recovery of losses on loans, notes and interest receivable of approximately $0.1 million.

For the three months ended December 31, 2000, the Trust reported Net Income Available to Common Shares of approximately $0.7 million. Because of the differences between the liquidation basis of accounting and the going concern basis of accounting described below, this amount is not comparable to the changes in net assets in liquidation as reported for the three months ended December 31, 2001.

For the year ended December 31, 2001, the Trust's Net Assets in Liquidation decreased by approximately $51.8 million from approximately $64.2 million at December 31, 2000 to approximately $12.4 million at December 31, 2001. The decrease was primarily the result of distributions paid to shareholders of $77.3 million, including the Trust's liquidating distributions totaling $4.95 per share, amounting to $76.7 million. Offsetting this decrease were: gains on the Trust's sale of 24 of its 27 properties on May 17, 2001 (net of minority interests of $6.4 million) of approximately $25.8 million, operating income in the amount of approximately $3.0 million, the receipt of $1.0 million of forfeited earnest money, recovery of losses on loans, notes and interest receivable of approximately $1.0 million and $0.8 million of interest on cash and cash equivalents. This amount was reduced by depreciation expense of approximately $3.2 million and the aforesaid provision for asset impairment of $2.7 million.

The recovery of losses on loans, notes and interest receivable of approximately $1.0 million represents cash received in respect of the Trust's interest in a liquidating trust that was established for the benefit of the unsecured creditors VMS Realty Partners and its affiliates. The interest in this liquidating trust had previously been accorded no carrying value in the Trust's financial statements.


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BANYAN STRATEGIC REALTY TRUST
ADD 1



For the year ended December 31, 2000, the Trust reported Net Income Available to Common Shares of approximately $2.0 million. Because of the differences between the liquidation basis of accounting and the going concern basis of accounting described below, this amount is not comparable to the changes in net assets in liquidation as reported for the year ended December 31, 2001.


STATUS OF REAL ESTATE ASSET SALES
---------------------------------

As of December 31, 2001, Banyan owned interests in three properties; Northlake Tower Festival Mall in Atlanta, Georgia; University Square Business Center in Huntsville, Alabama and 6901 Riverport Drive in Louisville, Kentucky.

On February 21, 2002, the Trust announced that it had signed a contract to sell 6901 Riverport Drive, for a gross purchase price of $6.05 million.
The purchase contract contains a 60-day inspection period, during which the purchaser can conduct various tests and investigations of the property and the surrounding market. During this inspection period the purchaser may terminate the contract without penalty. If the sale is consummated, the Trust expects to utilize the proceeds to retire (or, in the event of an assumption, credit to the purchaser) the existing Riverport debt ($3.4 million), as well as to pay real estate commissions, closing costs and prorations (approximately $0.5 million), thus realizing net proceeds of approximately $2.15 million.

On March 4, 2002, the Trust announced that it had signed a contract to sell its Huntsville, Alabama property, known as University Square Business Center, for a gross purchase price of $8.45 million. The purchase contract contains no inspection period and the buyer has waived all other contingencies. Closing is scheduled to occur no later than May 15, 2002. If the transaction closes, the Trust expects to utilize the proceeds to retire the existing University Square debt ($4.65 million) and to pay related closing costs and prorations (approximately $0.15 million), thus realizing net proceeds of approximately $3.65 million.

On March 15, 2002, the Trust announced that it acquired the interests of its partner, M & J Wilkow, Ltd., in the Northlake Tower Festival Mall in Atlanta, Georgia. The shopping center was previously owned by Banyan and affiliates of Wilkow in a joint venture. The purchase price paid to Wilkow by Banyan was $1.3 million, adjusted by certain prorations and credits. Wilkow had an approximate 20% interest in the property's cash flow and an approximate 30% interest in its capital proceeds.

L.G. Schafran, Interim President, CEO and Chairman of the Board of Trustees of the Trust, commented: "If the two anticipated property sale transactions are consummated, the Trust will have realized net sales proceeds of approximately $5.8 million. After deducting the $1.3 million utilized to purchase the Northlake interest, the Trust's cash reserves will have increased by approximately $4.5 million or almost $0.30 per share. We intend to continue our policy of making liquidating distributions, when and as often, as circumstances permit. The Board of Trustees will evaluate the Trust's cash reserves and consider making the appropriate liquidating distribution, as soon and efficiently as practical, particularly after the University Square and the Riverport transactions are completed."








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BANYAN STRATEGIC REALTY TRUST
ADD 2



NASDAQ DELISTING
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The Trust previously announced that on February 14, 2002, it was notified by Nasdaq that because the minimum bid price for the Trust's shares of beneficial interest closed below $1.00 per share for the preceding thirty
consecutive trading days, the Trust faced delisting.   The bid price must
close at $1.00 or more per share for ten or more consecutive trading days between the notification date and May 15, 2002 for delisting to not occur. If this criterion is not met, the shares would be delisted, subject to the Trust's right of appeal. The Trust is currently looking into alternatives in order to provide a market for the exchange of its shares.


LIQUIDATION BASIS OF ACCOUNTING
-------------------------------

As a result of the adoption of a Plan of Termination and Liquidation on January 5, 2001, the Trust began reporting on the liquidation basis of accounting, effective for the quarter ending March 31, 2001. Therefore, operations for the year and three months ended December 31, 2001 are reported on the Consolidated Statement of Changes in Net Assets in Liquidation, while the December 31, 2000 results were reported on a going concern basis on the Consolidated Statement of Operations. The financial statement presentations differ materially in that under the liquidation basis of accounting, the Trust no longer amortizes deferred financing fees and leasing commissions and no longer records straight line rental income. Leasing commissions, however, are deducted in the computation of Operating Income and are no longer capitalized and amortized.



Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in three (3) real estate properties located in Atlanta, Georgia; Huntsville, Alabama (which is the subject matter of the Trust's press release of March 4, 2002); and Louisville, Kentucky (which is the subject matter of the Trust's press release of February 21 2002). As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.






          See Banyan's Website at http://www.banyanreit.com.


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